Exhibit 99.1

Oragenics Announces Completion of Public Offering of Common Stock

TAMPA, Fla. (November 20, 2013)—Oragenics, Inc. (NYSE MKT: OGEN) (the “Company”) announced today that it has completed its previously announced underwritten public offering of 4,400,000 shares of common stock at a public offering price of $2.50 per share. The net proceeds to the company, after underwriting discounts and commissions and estimated offering expenses, were $9,847,500.

Griffin Securities was the sole underwriter for the offering.

The Company filed a registration statement on Form S-3, as well as a final prospectus supplement and accompanying prospectus, with the Securities and Exchange Commission. The final prospectus supplement and accompanying prospectus relating to the offering may be obtained by sending a request to Griffin Securities, Inc., by calling (212) 509-9500 or by mail at Griffin Securities, Inc. 17 State Street New York, NY 10004.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering.

About Oragenics, Inc.

Oragenics, Inc. is focused on becoming the world leader in novel antibiotics against infectious disease and probiotics for oral health for humans and pets. Oragenics has established exclusive worldwide channel collaborations for lantibiotics and probiotics, with Intrexon Corporation Inc., a leading synthetic biology company. The lantibiotics collaboration allows Oragenics access to Intrexon’s proprietary technologies to accelerate the development of much needed new antibiotics that will work against resistant strains of bacteria. The probiotics collaboration allows Oragenics access to Intrexon’s proprietary technologies to develop and commercialize probiotics, specifically the direct administration to humans of genetically engineered probiotics for the treatment of diseases of the oral cavity, throat, sinus and esophagus, including, but not limited to, aphthous stomatitis and Behcet’s disease. Oragenics also develops, markets and sells proprietary probiotics specifically designed to enhance oral health for humans and pets, under the brand names Evora and ProBiora in over 13 countries worldwide.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to our ability to raise additional capital to sustain our operations and those set forth in our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q, and other factors detailed from time to time in filings with the U.S. Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

For more information about Oragenics, visit www.oragenics.com. Follow Oragenics on Facebook and Twitter.

For more information regarding Oragenics, contact:

Corporate Contact	Investor Contact

John Bonfiglio	Stephanie Carrington / Aaron Estrada
Chief Executive Officer	The Ruth Group
Oragenics, Inc.	Tel: +1-646-536-7017/7028
4902 Eisenhower Blvd | Suite 125	scarrington@theruthgroup.com
Tampa, FL 33634	aestrada@theruthgroup.com
Tel: 813-286-7900 ×232
jbonfiglio@oragenics.com